BILATERAL DEVELOPMENT SERVICES AGREEMENT This BILATERAL DEVELOPMENT SERVICES AGREEMENT (the “Agreement”) has been entered into by and between LUMETECH PTE. LTD. (“TZE”), (Company Registration No. 202338705C), a company incorporated in Singapore and having its registered office at 6 Raffles Quay, #14-02, Singapore 048580 and Maxeon Solar Pte. Ltd. (“MSPL”), a Singapore corporation. TZE and MSPL may also be referred to individually as a “Party” or collectively as “Parties.” RECITALS WHEREAS, TZE and SUNPOWER TECHNOLOGY LTD (“Maxeon”), a Cayman corporation have entered into that certain Sales and Purchase Agreement (the “SPA”), dated January 26, 2025, pursuant to which certain assets have been assigned from Maxeon to TZE. The provisions of this Agreement will come into force with effect from the date of completion of the SPA (the “Effective Date”); WHEREAS, in accordance with the SPA, TZE and MSPL desire to by themselves or their Affiliates provide services to each other or their Affiliates to collaborate on research and development, in accordance with the terms and conditions of this Agreement. NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows: 1. DEFINITIONS Unless otherwise defined below or in this Agreement, any capitalized term used in this Agreement shall have the meaning given to it in the SPA. In this Agreement: 1.1 “Affiliate” of a Party means any entity which (directly or indirectly) is controlled by, controls or is under common control with such Party. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a party means possession of the power to direct or cause the direction of the management and policies of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). For the avoidance of doubt, for the purposes of this Agreement, TZE (and its Affiliates) and MSPL (and its Affiliates) shall not be considered or deemed to be Affiliates of each other. 1.2 “Agreement Term” has the meaning set forth in Section 9.1. 1.3 “Background IP” means any Intellectual Property that is (a) owned or controlled by a Party or any Affiliates of such Party prior to the Effective Date or (b) otherwise discovered, created, conceived of, first reduced to practice, or acquired by a Party or any Affiliates of such Party independently of this Agreement. Page 1 of 16

Page 2 of 16 1.4 “Collaboration” has the meaning set forth in Section 2.1. 1.5 “Collaboration Budget” has the meaning set forth in Section 3.1. 1.6 “Confidential Information” means: (a) any confidential or proprietary information or materials included in the Background IP or the Foreground IP, (b) any information or materials that a Party discloses to the other Party in connection with this Agreement and that is designated by the disclosing Party as confidential or proprietary at the time of disclosure; or (c) any other information or materials disclosed by a Party to the other Party in connection with this Agreement that should reasonably be understood to be confidential by the receiving Party at the time of the disclosure. 1.7 “Foreground IP” means any Intellectual Property created or conceived by a Party directly in connection with the performance of the Collaboration, and during the term of, this Agreement. 1.8 “Intellectual Property” means all of the following whether arising under the Laws of the United States or of any foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions (“Patents”), (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, accounts with Facebook, LinkedIn, Twitter and similar social media platforms, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, and (f) any other intellectual property rights. 1.9 “Listed Competitor” shall mean the companies and their Affiliates in the Exhibit A. 1.10 “Management Committee” has the meaning set forth in Section 4.1. 1.11 “MAX 7 Technology” or “MAX7” means interdigitated or all back contact solar cell technology that utilizes a “Hybrid 3” solar cell architecture. The “Hybrid 3” solar cell architecture utilizes a first emitter formed by a polysilicon tunnel oxide contact on a wafer and a second emitter formed by a diffusion region in the surface of the wafer. Examples of this technology are described in U.S. Patent Nos. 9,312,406 and 10,629,758. 1.12 “MAX 8 Technology” or “MAX8” means next-generation interdigitated or all back contact solar cell technology that utilizes a “Poly-in-the-Dot” solar cell architecture and “Direct Aluminum Metallization” solar cells. The “Poly-in-the-Dot” solar cell architecture utilizes a

Page 3 of 16 combination of p and n polysilicon tunnel oxide contacts, where the p and n contacts are separated by a trench, and the trench surrounds one of the p and n contacts. An example of this technology is described in U.S. Patent No. 12,074,234. “Direct Aluminum Metallization” solar cells utilize aluminum applied as an electrical contact directly to the silicon substrate or contacts without the use of a solder or seed layer. Examples of this technology are described in U.S. Patent Nos. 11,362,220 and 10,923,616. 2. SCOPE OF COLLABORATION 2.1 Scope. Both Parties intend to utilize their respective assets and human resources in the Republic of the Philippines and the United States of America to further the development of MAX8 Technology (“Collaboration”). The Parties agree to both invest on the development of MAX8 Technology during the Term in accordance with this Agreement either by themselves or their Affiliates. 2.2 MSPL Resource Plan. MSPL shall be responsible for labor costs incurred in the United States, and 50% of the expenses for the operation cost of research and development in each of the United States of America and the Republic of the Philippines. 2.3 TZE Resource Plan. TZE shall be responsible for making assets available for use to further the Collaboration in the Republic of the Philippines, labor costs incurred in the Republic of the Philippines, and 50% of the expenses for the operation cost of research and development in each the United States of America and the Republic of the Philippines. 2.4 TZE Personnel Involvement in R&D Operations. TZE shall have the right, at its sole discretion and expense, to appoint personnel(s) to participate in the research and development activities of the Collaboration. MSPL shall ensure that the personnel assigned by TZE are involved in any aspects of the operations as required by TZE or the above appointee(s) and shall grant them access to all information, data, document, and other material in relation to the Collaboration (including but not limited to those created under Section 2.5), provided any disclosure by MSPL is permissible under applicable export control regulations, confidentiality obligations, and personal data privacy regulations. If any disclosure is impermissible due to any reason, MSPL shall notify TZE the reason promptly and discuss on alternative solution if TZE so requires. 2.5 Process Management. Both Parties shall ensure that all research and development activities conducted within the scope of this Collaboration are managed, documented, and maintained in adherence to the prevailing industry-leading standards. To this end, the Parties shall implement and maintain appropriate measures to ensure effective and timely management, documentation, and maintenance of the following: (a) Project Approval: Procedures and criteria for the approval of projects shall be clearly defined and adhered to; (b) Development of Process Methodologies: All methodologies employed in the development processes shall be controlled and documented to ensure consistency and compliance with agreed standards.

Page 4 of 16 (c) Control of Process Parameters: Parameters involved in all processes shall be rigorously controlled and monitored to ensure optimal performance and compliance with technical specifications. (d) Design and Schematics of Equipment: All equipment designs and related schematics shall be documented, maintained and updated in accordance with industry standards and technological advancements. (e) Product Performance Testing: Testing of product performance shall include, but not be limited to, both internal and third-party (e.g. PVEL and NREL) testing and shall be timely conducted. All testing procedures and results shall be thoroughly documented and reviewed. (f) Material Performance Selection and Usage: The selection and application methods of materials used in the Collaboration shall be based on their performance characteristics and suitability for the intended purposes, documented, and reviewed periodically. 3. COLLABORATION COSTS 3.1 Collaboration Budget. The Collaboration shall be conducted in accordance with the Collaboration Budget set forth by the Management Committee (“Collaboration Budget”). The Collaboration Budget shall reflect all Collaboration costs related to MAX8, as well as any other projects jointly agreed in writing by the Parties. The annual Collaboration Budget shall be determined by the Management Committee within the authorization of TZE and MSPL, and shall be subject to the final approval through each Party’s internal approval process. Any modification to the Collaboration Budget shall be effective only if approved by the Management Committee or the Parties. If the Collaboration costs is or is expected to exceed the Collaboration Budget, the Management Committee shall discuss to make a decision on the solution and seek the approval of the management of the Parties regarding such solution within 30 days from the commencement of discussion, and if the decision cannot be made or the approval cannot be obtained within the period, either Party shall have the right to unilaterally terminate this Agreement. 3.2 Cost-Sharing and Reimbursement. The Parties agree to equally bear the expenses for the operation cost of research and development for the Collaboration as agreed in the Collaboration Budget or on written consent of the other Party. On an annual basis, the Parties shall settle the operation cost of research and development for the Collaboration by exchanging cost statements and calculating the difference, during which the Party with the higher net cost after offsetting shall bill the other Party for 50% of the difference. For the operation cost of research and development, TZE agrees to contribute US$5,300,000 and MSPL agrees to contribute US$2,700,000 at the beginning of the Collaboration as a prepayment for the first year of the Collaboration (“Prepayment”), which will be subject to the said annual settlement, and the amount and terms of the payment regarding the rest of the Agreement Term will be subject to the discussion of both Parties. The Prepayment shall be made within 30 days following the Effective Date. The cost sharing and reimbursement is subject to the terms below.

Page 5 of 16 (a) Actual payments of the Prepayment will be the net amount, whereby each party offsets its payable amount against the receivable amount, with the net balance, if any, to be paid or received. (b) Each party may elect to make or receive payments under this Agreement through its respective Affiliates. Such payments by or to Affiliates shall be deemed as payments made or received by the party itself for all purposes of this Agreement. (c) As of December 30, 2025, and as of December 30 of any subsequent years, the actual costs incurred by each party during the term of this Agreement shall be reviewed and reconciled. Invoices will be issued for such 50% actual costs (excluding labour cost) incurred by each party plus an arm’s-length percentage mark-up. Any differences between the invoiced amounts and the Prepayment will be adjusted, with the owing party making the necessary payment to settle any outstanding balance. (d) The payment terms for this Collaboration shall be reviewed and determined by the Management Committee after December 30, 2025, and after December 30 of any subsequent years. Any updates or modifications to the payment structure shall be documented in writing and approved by the Management Committee subject to Section 4. 4. JOINT MANAGEMENT COMMITTEE 4.1 Establishment; Responsibilities. Within 30 days after the Effective Date, the Parties will establish a joint, co-chaired joint management committee (“Management Committee”) that will be responsible for the overall strategic alignment and direction with respect to the Collaboration, including the following. (a) Coordinating and facilitating the performance of the Collaboration. (b) Facilitating the identification, protection and management of Intellectual Property created pursuant to the Collaboration. (c) Deciding the Collaboration Budget. (d) Administering and managing the Collaboration in accordance with the Collaboration Budget. (e) Performing such other responsibilities as may be required of the Management Committee pursuant to this Agreement. (f) Performing such other responsibilities as may be agreed upon by the Parties. (g) Set milestones for any projects under the Collaboration on a quarterly basis. 4.2 Composition. The Management Committee will have two co-chairpersons, with

Page 6 of 16 TZE appointing one chairperson and MSPL appointing the other chairperson. TZE and MSPL will each appoint one additional person to serve on the Management Committee. MSPL and TZE, as applicable, may remove and, if desired, replace any of its respective appointees at any time and for any reason. Each Party will ensure that its representatives on the Management Committee have the appropriate expertise and seniority for the then-current stage of development of MAX8 Technology and will have sufficient authority to act on behalf of such Party with respect to matters within the purview of the Management Committee. 4.3 Meetings. The Management Committee will hold meetings at such times as the Management Committee chairpersons mutually agree in good faith. Meetings of the Management Committee will be deemed duly convened and held if at least one representative of each Party is present. The Management Committee may meet (a) either in person at such locations as the Management Committee mutually agrees or (b) by audio or video teleconference. Any member of the Management Committee attending via telephone or teleconference will have all rights to participate fully and vote. The Management Committee may elect to invite any functional representatives of the Parties (e.g., product, engineering, commercial or finance) to any meeting at which the Management Committee plans to discuss matters relating to the expertise of such functional representative(s), provided that such functional representatives will not be entitled to vote at such meeting and will be bound by the confidentiality obligations set forth in Section 8. 4.4 Decision-Making Authority. The members of the Management Committee will each be entitled to cast one vote on any matter to be acted upon at a meeting held in accordance with Section 4.3. Except as otherwise provided in this Agreement, any decision or action required or permitted to be made or taken by the Management Committee will only be made or taken upon unanimous agreement of the members of the Management Committee in attendance at a duly convened meeting. 5. INTELLECTUAL PROPERTY 5.1 No Transfer of Background IP. Subject to the licenses granted pursuant to this Agreement, each Party retains all right, title and interest in its Background IP. 5.2 Licenses to Background IP. (a) Cross License. Subject to the terms and conditions of this Agreement, for the duration of the Agreement Term, MSPL hereby grants to TZE, and TZE hereby grants to MSPL, a non-exclusive, irrevocable, non-transferable, non- sublicenseable, royalty-free, worldwide license to exploit each Party's Background IP solely for the purpose of furthering the Collaboration. For the avoidance of doubt, this Cross License does not authorize the commercialization of any Background IP. 5.3 Foreground IP. (a) Ownership. To the extent any Foreground IP is created or conceived in connection with the Collaboration by either Party, such Foreground IP shall be jointly owned by both Parties in equal shares, unless otherwise

Page 7 of 16 agreed in writing. (b) MSPL shall have the following rights with respect to the Foreground IP: (i) MSPL shall have the right, at MSPL’s sole discretion, to use the Foreground IP globally, provided any such authorization of use of the Foreground IP shall be limited to the purposes of making components and products globally and using or selling products only within the territory of United States of America; (ii) MSPL may license the Foreground IP to a third party, excluding any Listed Competitor, on a non-exclusive basis, provided any such license of the Foreground IP shall be limited to the purposes of making components and products globally (except for People’s Republic of China) and using or selling products only within the territory of United States of America; and (iii) MSPL may assign its share of ownership in the Foreground IP solely for the purpose of fulfilling its obligation under the existing security agreements. Nevertheless, to the extent MSPL intends to license or assign any of the Foreground IP to a Listed Competitor, then MSPL shall obtain prior written consent from TZE, which TZE shall not unreasonably withhold. (c) TZE shall have the following rights with respect to the Foreground IP: (i) TZE shall have the right, at TZE’s sole discretion, to use the Foreground IP outside the territory of United States of America for its own business purposes; (ii) TZE may license the Foreground IP, at TZE’s sole discretion, to any third party, provided that any such license of the Foreground IP shall be limited to the purposes of making, using, and/or selling components and products outside the territory of United States of America; and (iii) TZE may assign, at TZE’s sole discretion, its share of ownership in the Foreground IP to any of its Affiliates. (d) Unless otherwise agreed in Clause 5.3(b) and 5.3(c), any utilization of the Foreground IP, including any license, assignment, enforcement or other types of exploitation of the Foreground IP shall be subject to mutual written consent by both Parties. (e) Except for the internal use of both Parties and their Affiliates and assignment by either Parties of their own interests pursuant to Sections 5.3(b) and 5.3(c), respectively, all income generated from any license or assignment or other utilization of the Foreground IP shall be distributed to TZE and MSPL on 5:5 basis and further details shall be discussed by both Parties. 5.4 Prohibition on the IP Rights. Both Parties agree to collaborate with any third party interested in utilizing the Target Assets described in the SPA (“Target Assets”) and the Foreground IP to manufacture MAX7 & MAX8 Technology products or similar products. The Parties will jointly seek to establish reasonable and sustainable arrangements with such third parties, including joint ventures, intellectual property licensing of the Foreground IP, or global distribution agreements.

Page 8 of 16 Without the prior written consent of MSPL, TZE shall not: (i) grant access to, or sell to any third party, any patent, trademark, trade secret, controlled document, Background IP, or other intellectual property rights owned by MSPL, including any tools or processes derived from such intellectual property and included in the Target Assets; and/or (ii) grant any third party access to any employee who possesses relevant knowledge related to such intellectual property, such as a former employee of the MSPL or its Affiliates who may have manufacturing trade secrets and confidentiality obligations to the MSPL or its Affiliates. 6. PATENT PROSECUTION 6.1 Mutual Responsibilities and Rights. Each Party has an obligation to use commercially reasonable efforts to identify any Foreground IP developed under or resulting from the Collaboration. Upon the identification of such Foreground IP by a Party, such Party shall disclose the Foreground IP to the Management Committee, unless such disclosure would violate applicable law, including applicable export control laws. To the extent that either Party reasonably determines that disclosure of such Foreground IP to the Management Committee would violate applicable law, each Party shall have the discretion and consent of the other Party to immediately take such actions as are necessary to obtain required governmental or other approvals to disclose such Foreground IP to the Management Committee and protect the Intellectual Property rights in the Foreground IP, which may include filing a patent application, without the approval of the Management Committee and both Parties may agree on other alternative mechanism dealing with such violation. The disclosures to the Management Committee required by this section shall be made promptly once all such required approvals have been obtained. To the extent that any Patent is filed by a Party pursuant to this Section 6.1, the filing Party agrees to and hereby does assign to the other Party, and the other Party hereby accepts, all right, title and interest in and to such Patent, and the other Party shall reimburse the Party for any fees or costs associated with preparing and filing such Patent. 6.2 MSPL Responsibilities. As between the Parties, MSPL has the first right and primary responsibility for preparing, filing, prosecuting and maintaining patent claims of appropriate scope for the Foreground IP, for the mutual benefit of the Parties. Each Party can engage patent counsel, reasonably acceptable by the other Party, to prepare, file, prosecute, and maintain the Patents related to the Foreground IP, and within 30 days of the Effective Date, MSPL shall provide TZE written notice of the name of MSPL’s patent counsel. MSPL shall inform TZE of any transfer of Patents related to the Foreground IP to other counsel. Both Parties shall share all costs associated with the preparation, filing, perfection and maintenance of the Patents related to the Foreground IP in accordance with Section 2.2 and Section 2.3. With regard to the Foreground IP that is or should be protected, MSPL shall, or shall instruct its patent counsel to, provide TZE with access to: (a) copies of all applications, amendments, claims, petitions, notices or other filings made or proposed to be made with the appropriate governmental authority; (b) copies of all documents and correspondence relating to such Foreground IP received from the governmental authority through which such protection is sought promptly after receipt; (c) copies of all documents and correspondence relating to such Foreground IP prior to the filing of

Page 9 of 16 such documents with the governmental authority through which such protection is sought; and (d) other necessary documents requested by TZE. All documents, materials, and/or information required by the preceding sentence to be made accessible to TZE shall be made accessible promptly following receipt by MSPL or its counsel. MSPL shall give due consideration to any comments, revisions, modifications, changes, additions or deletions reasonably requested by TZE and shall not unreasonably reject the same. 6.3 Consultation Period. For a period of 24 months after Termination of this Agreement, the Parties shall consult with one another on any invention or other achievements conceived or reduced to practice during the Agreement Term to ensure all Foreground IP is properly documented and, if suitable, corresponding patent applications are filed, where both Parties shall enjoy the same rights, interest and income generated therefrom as in this Agreement. Upon request from a Party, the other Party shall provide documentary evidence of conception or reduction to practice of an invention or other achievements and the date of such conception or reduction to practice. During a period of 3 months after Termination of this Agreement, if either Party files any patent application which relates to MAX7 and/or MAX8 and based on any Foreground IP, such patent application and the patent obtained thereafter (if any) shall be deemed as a part of the Foreground IP and thus both Parties shall enjoy the same rights, interest and income generated therefrom as in this Agreement. Any Foreground IP that is reasonably evidenced to have been conceived during the Agreement Term, but not reduced to practice until after the Termination, shall nonetheless be considered Foreground IP under this Agreement. 7. PATENT ENFORCEMENT 7.1 Notice of Infringement. If either Party becomes aware of any (a) actual or suspected infringement, anywhere in the world, of a Patent related to the Foreground IP by a third party; or (b) allegations from a third party alleging the invalidity, unenforceability or non- infringement of a Patent related to the Foreground IP, such Party shall promptly notify the other Party in writing to that effect, and include in the notice any such evidence of infringement possessed by that Party. Upon such notice and before proceeding with any action (e.g., cease and desist notice), the Parties shall consult with each other, in good faith, regarding whether to enforce such Patent rights, an appropriate approach for such enforcement, an allocation of costs for such enforcement effort, and allocation of proceeds that may result from such enforcement effort. The Parties shall jointly enforce the Patent related to the Foreground IP unless mutually agreed otherwise. 8. CONFIDENTIALITY 8.1 Confidentiality. The Party receives any Confidential Information (“Receiving Party”) of the other Party, or its Affiliates, (“Disclosing Party”) shall keep all such Confidential Information in Receiving Party’s possession or reasonable control confidential and shall not disclose any such Confidential Information to any third party without the prior written consent of the Disclosing Party, other than the Receiving Party’s representatives who have a business need-to-know such Confidential Information. The Receiving Party shall exercise at least the same degree of care to safeguard the confidentiality of the Disclosing Party’s Confidential Information as it does to safeguard its own proprietary or confidential information of equal

Page 10 of 16 importance, but not less than a reasonable degree of care. The Receiving Party shall ensure, by instruction, contract, or otherwise with its representatives that such representatives comply with the provisions of this Section 8.1. The Receiving Party shall promptly notify the Disclosing Party in the event that the Receiving Party learns of any unauthorized use or disclosure of such Confidential Information by it or its representatives, and shall promptly take all actions necessary to correct and prevent such use or disclosure. 8.2 Exclusions. The confidentiality obligations in Section 8.1 shall not apply to any Confidential Information which: (a) is or becomes generally available to and known by the public (other than as a result of a non-permitted disclosure or other wrongful act directly or indirectly by the Receiving Party); (b) is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that the Receiving Party has no knowledge that such source was at the time of disclosure to the Receiving Party bound by a confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party which was breached by the disclosure; (c) has been or is hereafter independently acquired or developed by the Receiving Party without reference to such Confidential Information and without otherwise violating any confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party; (d) was in the possession of the Receiving Party at the time of disclosure by the Disclosing Party without restriction as to confidentiality; or (e) is requested or required to be disclosed to a regulatory authority, provided that the Receiving Party promptly notifies, to the extent practicable, the Disclosing Party in writing of such request or demand for disclosure so that the Disclosing Party, at its sole expense, may seek to make such disclosure subject to an appropriate remedy to preserve the confidentiality of the Confidential Information. 9. TERM AND TERMINATION 9.1 Agreement Term. This Agreement shall commence on the Effective Date and continue until terminated in accordance with Section 9.2 (“Agreement Term”). 9.2 Termination of Agreement Term. The Agreement Term shall last two (2) years from the Effective Date. The Agreement shall automatically renew for subsequent one (1) year terms, unless either Party provides prior written notice of non-renewal prior to the start of the renewal term. At any time, the Agreement Term may be extended or terminated upon the Parties’ mutual written agreement, or be terminated upon either Party’s written notice in pursuant to Section 3.1. 9.3 Survival. Sections 3.2, 4.3, 5, 6, 8, 9.3, 11, and 12 shall survive the termination of the Agreement Term. 10. REPRESENTATIONS AND WARRANTIES 10.1 Each Party represents and warrants to the other Party that: (a) Corporate Existence and Power. It has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated by this Agreement.

Page 11 of 16 (b) Authorization and Enforceability. The execution and delivery of this Agreement by it and the carrying out by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action, and this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with the terms of this Agreement, subject, as to enforceability of remedies, to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity. (c) No Conflict. It is not a party to any agreement or commitment, including applicable privacy policies, that would prevent it from granting the rights granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement. 11. INDEMNIFICATION 11.1 Indemnification by MSPL. MSPL shall fully indemnify and hold harmless TZE and its Affiliates and their respective directors, officers, employees and agents (the “TZE Indemnified Parties”) from and against any and all losses, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Damages”) incurred by any such TZE Indemnified Party based on any third party claim arising out of or relating to (a) MSPL’s breach of this Agreement, or (b) the gross negligence or willful misconduct of any of the MSPL Indemnified Parties (as defined in Section 11.2), except to the extent directly or indirectly caused by any act or omission of TZE Indemnified Parties. 11.2 Indemnification by TZE. TZE shall fully indemnify and hold harmless MSPL and its Affiliates and their respective directors, officers, employees and agents (the “MSPL Indemnified Parties”) from and against any and all Damages incurred by any such TZE Indemnified Party based on any third party claim arising out of or relating to (a) TZE’s breach of this Agreement, or (b) the gross negligence or willful misconduct of any of the TZE Indemnified Parties, except to the extent directly or indirectly caused by any act or omission of MSPL Indemnified Parties. 11.3 Indemnity Procedures. Any indemnified Party submitting an indemnity claim under Section 11.1 or 11.2, as applicable (“Indemnified Party”), shall: (a) promptly notify the indemnifying Party under Section 11.1 or 11.2, as applicable (“Indemnifying Party”), of such claim in writing and furnish the Indemnifying Party with a copy of each communication, notice or other action relating to the event for which indemnity is sought; provided that no failure to provide such notice pursuant to this Section shall relieve the Indemnifying Party of its indemnification obligations, except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend or settle the claim; (b) give the Indemnifying Party the authority, information and assistance necessary to defend or settle such suit or proceeding in such a manner as the Indemnifying Party shall determine; and (c) give the Indemnifying Party sole control of the defense (including the right to select counsel, at the Indemnifying Party’s expense) and the sole right to compromise and settle such suit or proceeding; provided that, in the case of Sections (b) or (c), the Indemnifying Party shall not, without the written consent of

Page 12 of 16 the Indemnified Party, compromise or settle any suit or proceeding unless such compromise or settlement (i) is solely for monetary damages (for which the Indemnifying Party shall be responsible), (ii) does not impose injunctive or other equitable relief against the Indemnified Party and (iii) includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding. Notwithstanding anything in this Section 11.3, with respect to any claim covered by Section 11.1 or 11.2, as applicable, the Indemnified Party (in its capacity as such) may participate in the defense at its own expense. 11.4 Consequential Damages. NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT, EXCEPT IN CONNECTION WITH A BREACH OF SECTION 11, IT BEING UNDERSTOOD THAT A PARTY’S BREACH OF ITS INDEMNITY OBLIGATIONS HEREUNDER SHALL BE DIRECT DAMAGES REGARDLESS OF WHETHER THE DAMAGES CLAIM FOR WHICH INDEMNITY IS SOUGHT IS CHARACTERIZED AS SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL. 12. MISCELLANEOUS 12.1 Substance. This Agreement will not be interpreted or construed to create an association, joint venture, or partnership between the Parties. 12.2 Tax. Each party is responsible for bearing and paying any taxes incurred on their own in connection with the matters hereunder. In the event applicable law does not specify the party liable to bear applicable taxes payable, both Parties shall bear such taxes equally. All payments due under this Agreement shall be made without any deduction or withholding, unless such deduction or withholding is required by any applicable law of any relevant government authority. 12.3 Governing Law. This Agreement shall be governed by the laws of Singapore, without regard to rules of conflicts of laws. 12.4 Dispute Resolution. The Parties shall seek to settle any dispute, controversy or claim arising from or in connection with this Agreement or the transaction documents through good faith negotiation. If within thirty (30) days after one Party notifies the other Party of any dispute in writing, the Parties fail to resolve such dispute through good faith negotiation, such dispute shall be settled through arbitration by the Singapore International Arbitration Centre (SIAC) under its latest version of rules of arbitration in force when the arbitration is initiated. The arbitration award shall be final and binding on the Parties. The place of arbitration shall be Singapore. The arbitration proceedings shall be conducted in English by a panel of three arbitrators who are fluent in the English language. Each party will have the authority to nominate one arbitrator in accordance with SIAC rules. Following confirmation of the two party‐ nominated arbitrators, they shall select a third neutral arbitrator to serve as the presiding arbitrator in accordance with SIAC rules. 12.5 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign

Page 13 of 16 this Agreement to an Affiliate, or to an acquirer or successor in interest in connection with a Change of Control of such Party without the prior written consent of the other Party, provided that such Party provides the other Party with written notice of any such assignment. “Change of Control” means the closing of (a) a merger, consolidation or similar transaction providing for the acquisition of the direct or indirect ownership of more than fifty percent (50%) of a Party’s shares or similar equity interests or voting power of the outstanding voting securities or that represents the power to direct the management and policies of such Party, or (b) the sale of all or substantially all of a Party’s assets. 12.6 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, PDF or other electronic transmission), all of which will be considered one and the same agreement. [Signature page follows]

Page 14 of 16 IN WITNESS WHEREOF, the Parties have caused this Bilateral Development Services Agreement to be executed as of the date stated at the beginning by their duly authorised representatives. Lumetech Pte. Ltd. By: Name: Title: Maxeon Solar Pte. Ltd. By: Name: Title: /s/ Zhou Bin Zhou Bin Director /s/ Dmitri Hu Dmitri Hu Chief Financial Officer

Page 15 of 16 Exhibit A Listed Competitor [*****]

Page 16 of 16 [*****]